EXHIBIT 3.1

                                State of Delaware
                          Certificate of Incorporation
                                eNvitro.com, Inc.

FIRST:  The name of this Delaware corporation is:
          eNvitro.com, Inc.

SECOND:  The name and address of the Corporation's Registered Agent is:
          Corporation Creations Enterprise, Inc.
          2530 Channin Drive
          Wilmington, DE 19810
          New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 100,000 shares of common stock, par value $.001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:  The name and address of the incorporator is:
          Corporate Creations International, Inc.
          941 Fourth Street #200
          Miami Beach, FL 33139

SEVENTH:  This Certificate of Incorporation shall become effective on May 22,
2000.
_____________________________________________________
CORPORATE CREATIONS INTERNATIONONAL, INC.
Randy A. Fernandez Vice President

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 10:00 AM 05/23/2000
                                                             001260311 - 3233247
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